UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2011

FREMONT MICHIGAN INSURACORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Michigan	000-50926	421609947
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

933 East Main Street

Fremont, Michigan 49412

(Address of Principal Executive Offices) (Zip Code)

231-924-0300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

At a special meeting of shareholders held on July 22, 2011, the shareholders of Fremont Michigan InsuraCorp, Inc., a Michigan corporation (“Fremont”), approved and adopted the Agreement and Plan of Merger, dated as of April 15, 2011 (the “Merger Agreement”), by and among Fremont, Auto Club Insurance Association, a Michigan reciprocal inter-insurance exchange (“Parent”) and ACG Acquisition Co., Inc., a Michigan corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”). Fremont’s shareholders cast 1,358,246 votes for and 27,207 votes against the approval and adoption of the Merger Agreement. There were 3,716 abstentions with respect to the approval and adoption of the Merger Agreement.

On August 1, 2011, Fremont completed the merger of Merger Sub with and into Fremont (the “Merger”), resulting in Fremont continuing as the surviving corporation and as a wholly owned subsidiary of Parent.

As a result of the Merger, each issued and outstanding share of Class A Common Stock, no par value per share, of Fremont (a “Fremont Share”) was cancelled and converted into the right to receive $36.15 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”). The unexercised portion of each outstanding Fremont option vested in full, to the extent unvested, and was cancelled, terminated and converted into the right to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price payable in respect of the Fremont Shares subject to such option and any required withholding taxes. The total amount of the consideration payable in connection with the Merger is approximately $67.7 million in cash. The purchase price was funded by Parent’s investment funds.

The foregoing description of the Merger Agreement (including the description of the consideration paid in connection with the Merger) is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to Fremont’s Current Report on Form 8-K filed on April 21, 2011 and is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders.

Effective as of the completion of the Merger, each issued and outstanding Fremont Share was cancelled and converted into the right to receive $36.15 in cash, without interest and less any applicable withholding taxes.

Item 5.01 Changes in Control of Registrant.

The information in Item 2.01 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger and as a condition thereto, as of the effective time of the Merger, on August 1, 2011, all of the current directors and officers of Fremont resigned.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

Pursuant to the Merger Agreement, following the effective time of the Merger on August 1, 2011, the Articles of Incorporation and Bylaws of Fremont were amended to read the same as the Articles of Incorporation and Bylaws of Merger Sub in effect immediately prior to the effective time, except that the name of Fremont became ACG Fremont InsuraCorp, Inc., and the provisions of Merger Sub’s Articles of Incorporation relating to the incorporator of Merger Sub were omitted.

Item 8.01. Other Events.

On August 1, 2011, Fremont issued a press release announcing that the parties consummated the Merger. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished or filed, as applicable, with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release issued by Fremont Michigan InsuraCorp, Inc. on August 1, 2011.

Cautionary Statement Regarding Forward-Looking Statements

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont. For a list of factors which could affect Fremont’s results, see Fremont’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors,” set forth in Fremont’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Fremont will be those anticipated by management. Fremont does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Important Additional Information

Investors and shareholders may obtain copies of the documents filed by the parties, at the Securities and Exchange Commission’s website at www.sec.gov or at Fremont’s website at www.fmic.com/investors. The proxy statement and such other documents may also be obtained for free from Fremont by directing such request to Investor Relations, 933 East Main Street, Fremont, Michigan 49412, Telephone: (231) 924-0300.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FREMONT MICHIGAN INSURACORP, INC.

Dated: August 1, 2011	By:	/s/ Richard E. Dunning
Richard E. Dunning
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Fremont Michigan InsuraCorp, Inc. on August 1, 2011.

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